Exhibit 10.15

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

MASTER MANUFACTURING AGREEMENT

For Medical Products / Finished Device Assembly

[*] Insulin Inhaler

This MASTER MANUFACTURING AGREEMENT (the “Agreement”) is entered into this 25th day of November, 2013 (the “Effective Date”) between Dance Biopharm Inc. (“Buyer”), a Delaware corporation, having an office located at 2 Mint Plaza #804, San Francisco, CA 94103, and Phillips Plastics Corporation (“Seller”), a Wisconsin corporation, having its headquarters at 1201 Hanley Road, Hudson, WI 54016. Buyer and Seller may sometimes be referred to individually as a (“Party”) or collectively as the (“Parties”).

WHEREAS, Seller is a contract manufacturer and is in the business of manufacturing and assembling medical device components and subassemblies for its customers and has considerable engineering, development, and manufacturing experience in the area of injection molded plastic and metal parts;

WHEREAS, Buyer is an emerging biopharmaceutical and medical device company and has personnel with considerable engineering, development, manufacturing, testing, marketing and sales experience in the above referenced market(s);

WHEREAS, Buyer and Seller are parties to a certain Design and Development Agreement dated August 8, 2013 (the “Development Agreement”);

WHEREAS, Buyer now desires to engage the services of Seller to assist with the manufacture and/or assembly of the “Product” or “Finished Device” (defined below) for both late-stage clinical and commercial use and Seller has expressed a willingness to assist Buyer with same;

WHEREAS, at Buyer’s request, Seller has submitted current proposal number(s) 22452-70624-04, dated September 20, 2013, entitled Dance Pharmaceutcals [*] and 22452-1005-2, dated May 20, 2013, entitled Budget Quotation/Price Indiction (hereinafter the “Proposal(s)”), which Proposal(s) are hereby incorporated by reference and attached hereto as Exhibit C, or if mutually agreed to by the Parties, consecutively numbered Exhibit C’s (i.e. Exhibit C-1, C-2, etc.); and

WHEREAS, the Parties hereby agree that their efforts shall be governed by the terms and conditions set forth herein.

NOW, THEREFORE, in reflection of these affirmations, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	DEFINITIONS

In addition to other terms which may be defined herein, the following terms, when the first letter is capitalized, whether in singular or plural form, as appropriate, shall have the meanings set forth in this Section.

a.	“Affiliates” shall mean any corporation, association, or other entity that directly or indirectly owns, is owned by, or is under common ownership with Buyer or with Seller, respectively, either currently or during the term of this Agreement. As used in this definition, the terms “owns”, “owned”, or “ownership” mean the direct or indirect possession of more than fifty percent (50%) of the voting securities, income interest, or a comparable equity in such business entity.

b.	“Buyer Furnished Material(s)” or “BFM(s)” means those components, subassemblies, substances, parts or materials that (i) are not independently manufactured or sourced by Seller, or (ii) are provided by or on behalf of Buyer to Seller on consignment or other similar basis for incorporation into a Finished Device. The BFMs are set forth on Schedule F attached hereto. For the avoidance of Doubt, BFMs are not to be considered Products.

c.	“Calendar Quarter” or “Quarterly” means the three-month period ending on March 31, June 30, September 30 or December 31.

d.	“Claim(s)” shall mean any third party action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge, allegation, investigation or the like.

e.	“Delivery Date” means the date Products or Finished Devices are scheduled to be delivered to the Delivery Location as specified by the Purchase Order and/or Forecast.

f.	“Delivery Location” means the location to which the Products or Finished Devices must be delivered by the common carrier, as specified by the applicable Statement or Work, Purchase Order and/or Forecast.

g.	“Design and Development Responsibility” shall mean: (i) responsibility for obtaining all regulatory clearances from the FDA, comparable foreign regulatory agencies, and/or any other federal, state and local agencies with regulatory authority (ii) responsibility for registration of the drug-device combination Product through filing an NDA with the FDA and other regulatory authorities; and (iii) responsibility for ensuring that the specifications and other documents governing the manufacture and/or assembly of Product or Finished Device under this Agreement are consistent with any applicable regulatory requirements established by such regulatory authorities.

h.	“Device History Record” shall have the meaning ascribed in 21 CFR 820.

i.	“Device Master Record” shall have the meaning ascribed in 21 CFR 820.

j.	“Facility” means the Seller’s manufacturing facility located at 705 Wisconsin Drive, New Richmond, WI 54017 and High Road, Letterkenny, Co. Donegal, Letterkenny, Ireland, together with any additional facilities approved by Buyer

k.	“FDA” shall mean the U.S. Food and Drug Administration.

l.	“Finished Device(s)” means the finished medical device manufactured and/or assembled by Seller as further set forth in the Statements of Work and/or Proposal(s). The Finished Device may be further defined by mutually agreed upon specifications or other requirements documents. For the avoidance of doubt, Finished Devices are not Products as defined herein.

m.	“Forecast” means the reasonable estimate of Buyer’s future requirements for Products or Finished Devices after taking into account all reasonably foreseeable circumstances for the timeframe noted herein.

n.	“Improvement” means Intellectual Property that is developed by either Party or jointly that incorporates, exploits, or cannot be used without employing all or any part of a Party’s existing Intellectual Property.

o.	“Intellectual Property” means all patents, applications for patents, discoveries, inventions, trade secrets, know-how, confidential information, works of authorship, including computer programs and software, industrial design, trade secrets, mask works, and other intellectual property rights recognized in any jurisdiction, including Improvements.

p.	“Kickback” means a direct or indirect offer of money, fee, commission, gift, gratuity, thing of value or compensation for the purpose of improperly obtaining or rewarding favorable treatment.

q.	“Lead Time” means the typical period of time between the date a Purchase Order for Product or Finished Device is received by Seller and the date the item can be available for shipment.

r.	“Long Lead Materials” means any parts, components, subassemblies, materials, or supplies that are to be incorporated into the Product or Finished Device which Seller must commit, as of the then current date, to ensure the Delivery Date.

s.	“Loss” or “Losses” shall mean any and all liabilities, damages, losses,costs, fines, penalties, expenses or the like (including reasonable legal and attorneys’ fees).

t.	“MAA” means the Marketing Authorization Application in Europe for the Buyer’s drug/device combination product, including any subsequent submissions, supplements, or amendments thereto.

u.	“Manufacturing Activity” or “Manufacturing Activities” means respectively, a manufacturing or assembly activity, or the manufacturing or assembly activities, performed by Seller in the manufacture and supply of Products or Finished Devices hereunder including but not limited to the manufacture, testing, packaging, labeling, storing and delivery of the Product or Finished Device to Buyer or to a party designated by Buyer.

v.	“Material Breach” means a breach which is so substantial that is makes it financially or temporally impractical or impossible for the non-breaching Party to continue performance under the terms of the Agreement if not timely cured by the breaching Party, such that the non-breaching party will not be able to obtain what was negotiated without seeking performance elsewhere.

w.	“Medical Device” shall have the meaning defined by the Federal Food, Drug, and Cosmetic Act, 21 United States Code §321(h) which reads substantially as follows, “a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes”.

x.	“Minimum Buy” means any parts, materials, components, or supplies that are to be incorporated into the Product or Finished Devices which are reasonably obtainable in the marketplace, but only in a minimum order, package, lot size or the like.

y.	“NDA” means the New Drug Application in the United States for the Buyer’s drug/device combination product, including any subsequent submissions, supplements, or amendments thereto.

z.	“New Product Technology” means new technology that specifically relates to the Product or Finished Device, including without limitation, the design, layout, specifications or component parts, and is solely, uniquely or specifically related to the Project.

aa.	“Non Cancelable Non Returnable” or “NCNR” means materials or components purchased from suppliers under terms and conditions that prohibit cancellation of the order and/or return of the material.

bb.	“Product(s)” means the component parts manufactured or sourced by Seller as further set forth in the Statements of Work and/or Proposal. The Products may be further defined by mutually agreed to specifications or other requirements documents. For the avoidance of doubt, the portions or components of a Medical Device that is not being manufactured or sourced independently by Seller shall not be considered Products.

cc.	“Specification(s)” means, as applicable, the specifications listed in the applicable Statement of Work or Exhibit D as amended form time to time by mutual agreement of Buyer and Seller.

dd.	“Price(s)” means the amount paid by Buyer to Seller for Product or Finished Devices as set forth in Section 3(e) or the applicable Statement of Work or Exhibit C.

ee.	“Purchase Order(s)” means a binding order for the purchase of Products, Finished Devices or Tooling issued in accordance with and subordinate to this Agreement.

ff.	“Quality Agreement” means the agreement executed and entered into by the Parties on the 6th day of September, 2013, which shall be incorporated herein by reference.

gg.	Statement(s) of Work” or “SOW(s)” shall have the meanings set forth below in Section 2(b).

hh.	“Tooling” or “Tool(s)” means any tool, mold, jig, fixture or other personal property used in the manufacture of Product.

2.	CONTRACT TYPE

a.	Type. This Agreement is a “firm-fixed-price” “build-to-print” contract. This Agreement is not a design, development, or engineering services contract. Save for continuous improvement activities and routine engineering change orders, no design, development, or engineering services are contemplated or permitted under this Agreement.

b.	Manufacturing Activities. A description of the Manufacturing Activities to be performed may be contained in statements of work attached as individual exhibits to this Agreement in consecutively numbered “Exhibit A’s”, beginning with Exhibit A-1, A-2, A-3 and so forth (each a “Statement of Work” or “SOW”). Each SOW shall be executed by a duly authorized representative of each Party and shall be subject to and deemed a part of this Agreement upon execution. To the extent that any terms and conditions set forth in a SOW conflict with the terms and conditions set forth in this Agreement (excluding other SOWs), the terms and conditions of this Agreement shall control, unless otherwise expressly agreed upon by the Parties in such SOW.

c.	Affiliates. Affiliates may accede to, become bound by, and avail themselves to the rights and remedies of this Agreement by signing or otherwise entering a SOW. Such Affiliates shall (i) then be bound by the terms and conditions of this Agreement as having entered into the Agreement by themselves, and (ii) shall, with respect to the SOW executed by the Affiliate, be considered either a “Buyer” or “Seller” as defined herein. For the avoidance of doubt, a Party shall be jointly and severally liable for the obligations of its Affiliates.

3.	PURCHASE ORDERS , DELIVERY AND PRICE

a.	Forecast. Upon execution of this Agreement Buyer shall furnish Seller with an initial twelve (12) month rolling Forecast attached as Exhibit E. On the first day of each Calendar Quarter thereafter, Buyer shall furnish Seller with an updated twelve (12) month rolling Forecast. Should Buyer fail to provide quarterly updates to the Forecast as required above, then the most recent Forecast furnished by Buyer shall auto roll by deleting the first Calendar Quarter and adding a new last Calendar Quarter with zero (0) quantity in the new Calendar Quarter.

b.	Binding and Non-Binding Forecasts. Quantities of Product and/or Finished Device in the first Calendar Quarter of the Forecast are not cancelable and constitute Buyer’s binding obligation to purchase such items. A Binding Purchase Order will be issued for the first Calendar Quarter of the forecast. The last three calendar Quarters of the Forecast are non-binding with respect to Product or Finished Device being purchased. Buyer, in its sole discretion, may cancel or reschedule any scheduled deliveries in the last three Calendar Quarters of the current forecast at any time prior to such forecast becoming binding. Notwithstanding Buyer’s right to cancel or reschedule in the last three Calendar Quarters of the current Forecast, Buyer acknowledges that Seller will rely upon the Forecasts in scheduling work, and in committing to purchase Long Lead Material, NCNR material, and/or Minimum Buy material, and Buyer shall be liable for the related non-cancellable liabilities and expenses that Seller necessarily incurs to ensure fulfillment of the Forecast. Seller must get Buyer’s written consent before making any commitment to purchase Long Lead Material, NCNR material, and/or Minimum Buy material, for which Buyer may be liable.

c.	Purchase Orders. Concurrent with the Quarterly update of the Forecast, Buyer shall issue Purchase Order(s) for new binding obligations not covered by previous Purchase Orders, which Purchase Orders shall include: the Product or Finished Device, quantity, Specifications, Delivery Date (which shall be in accordance with the applicable Lead Time), Delivery Location and Price. Within five (5) days following Seller’s receipt of a Purchase Order, Seller shall send a written confirmation of receipt and acceptance of the Purchase Order to Buyer. Seller shall not reject any Purchase order that considered in the aggregate with other purchase orders placed pursuant to the Forecast totaling up to one hundred twenty percent (120%) of the quantities identified in the Forecast.

d.	THE TERMS OF THIS AGREEMENT AND ALL EXHIBITS ATTACHED HERETO SHALL BE CONTROLLING AND ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS ON ANY PURCHASE ORDER, SALES ACKNOWLEDGEMENT OR OTHER DOCUMENTATION GIVEN OR RECEIVED BETWEEN THE PARTIES SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

e.	Cost. Seller shall calculate actual per unit COGs each year during an annual audit process, and provide the detailed calculations to Buyer for review. The Parties will meet from time to time (but no less than once per year) as requested by Buyer to discuss cost and quality issues, potential efficiency increases, Seller’s performance hereunder, Buyer’s performance hereunder, supply chain conditions, and all other issues which the Parties may deem appropriate.

f.	Price. The price from Seller to Buyer will be based on open-book cost plus a margin described below. In conjunction with the other terms and conditions provided herein, the Parties agree that the mark-up for any component parts which Seller must purchase to assemble a Finished Device shall be no less than [*] and no greater than [*] of the cost therefore. For clarity, the Seller shall not purchase the Aerogen proprietary aerosol generator component; this component will be purchased from Aerogen by Buyer and provided to Seller for incorporation into the Finished Device, therefore there will be no mark-up by the Seller on this component. The Parties agree that the line item mark-up for any component and/or Finished Device manufactured by Seller shall be no less than [*] and no greater than [*] thereof. Cost estimates for Product and/or Finished Device is shown in either the applicable Statement of Work or Exhibit C. At commercial stage, Price shall remain fixed for the period beginning on the date of the Statement of Work or Exhibit C and continuing thereafter for a period of one (1) year (the “Fixed Fee Period’). Notwithstanding, the foregoing, if the aggregate cost of materials required to manufacture the Product of Finished Device increases or decreases by more than five percent (5%), a Party may make a request for an adjustment to the Price equal to the applicable change in material costs by providing notice thereof to the other Party and the price adjustment shall take effect beginning with the next affected firm Purchase Order; provided however that any request by Seller of a Price increase under this Section 3(e) shall be subject to Buyer’s approval of Seller’s supporting documentation which approval shall not be unreasonably delayed or withheld. At or prior to the end of the Fixed Fee Period and each year thereafter, the Parties shall negotiate in good faith to establish new Prices for each subsequent year. Should the Parties fail to mutually agree on new Prices, either Party may terminate this Agreement for their convenience in accordance with Section 8(a). In the event that Buyer terminates the Agreement pursuant to the foregoing provision, Seller shall be obligated to accept Purchase Orders for any last-time-buy(s) of Product or Finished Device as set forth in Section 10(c).

g.	Delays. Seller shall: (i) promptly notify Buyer, in writing, about any and all material delays; (ii) promptly discuss any such delays with Buyer; and (iii) work with Buyer to mitigate such delays.

h.	Delivery. Domestic shipments shall be delivered F.O.B. Seller’s Facility, loaded on the truck of carrier designated by Buyer. International shipments shall be delivered Ex-Works (Incoterms 2010) Seller’s plant, loaded on the truck of carrier designated by Buyer.

i.	Payment Terms. Payment terms for all undisputed amounts invoiced are net thirty (30) days from the date of Seller’s invoice. Buyer shall notify Seller immediately if Buyer disputes any invoice or portion thereof. Upon notice to Seller of such dispute, the Parties will negotiate, in good faith, to rectify the disputed portion of the invoice.

4.	REGULATORY COMPLIANCE

a.	Buyer Responsibility. Buyer has Design Responsibility for all Products and Finished Devices under this Agreement. Seller shall not make any change to the Product’s or Finished Device’s design, manufacturing process, materials, or components without Buyer’s prior written approval. Maintenance of Facility. Seller maintains FDA registered facilities which have controls that comply with 21 CFR Part 820 and 21 CFR Part 210/211. Seller is also certified to several ISO Standards including: ISO 9001:2008, ISO 13485:2003, and ISO 14001. Seller is compliant with, but not registered or certified to: (i) Pharmaceutical Affairs Law 2002 (PAL) [Japan]; (ii) Medical Device Directive 93/42/EEC [Europe]; (iii) ISO 60601-1, and (iv) ISO 60601-1-2. During the performance of this Agreement, Seller shall continue to maintain the above registrations and/or certifications applicable to the Products, Finished Devices and/or Manufacturing Activities and also continue to comply with all applicable laws, including those laws, directives, or standards listed above to which Seller is not currently registered or certified.

b.	Compliance. Seller shall comply with all applicable laws including any applicable anti-bribery and anti-collusion laws, statutes and regulations; and neither Party shall offer, grant, demand or accept bribes, illegal payments, payoffs or Kickbacks in exchange for business opportunities or favorable treatment by with one another.

c.	Quality. In addition to the regulatory requirements set forth in Sections 4(a) through 4(d) above, Seller shall also comply with the Quality Agreement.

d.	Cooperation. Upon request of Buyer, Seller shall reasonably support any regulatory activities (including pre-Approval inspection) of Buyer necessary for regulatory approval of the Product and/or Finished Device.

5.	CONFIDENTIALITY

That certain Non-Disclosure Agreement executed by the Parties and made effective 1 April 2013 is incorporated herein by reference and made a part of this Agreement.

6.	INTELLECTUAL PROPERTY

a.	Ownership. Each of the Parties hereto owns Intellectual Property developed or acquired at its own expense which pre-existed or exists independently of this Agreement. Each Party shall continue to own its Intellectual Property and all Improvements thereto.

b.	No Third Party Intellectual Property. Except as specified or approved in writing in advance by Buyer, Seller will not knowingly incorporate into the Finished Device or Product any Intellectual Property that is owned by third parties. Buyer acknowledges that Seller has not made and is not obligated to make any independent inquiry or investigation as to whether the Product, Finished Device or Manufacturing Activities infringe upon any patent, copyright or trade secret.

c.	Improvements and New Product Technology. Seller hereby assigns and agrees to assign to Buyer all right, title and interest in and to all Improvements to Buyer’s Intellectual Property that Seller may develop in the performance of this Agreement and any New Product Technology. Buyer hereby assigns and agrees to assign to Seller all right, title and interest in and to all Improvements to Seller’s proprietary methods, processes and know-how developed in the performance of this Agreement provided that Buyer shall have the non-exclusive right and license to use any such Improvements in the manufacture, sale, distrubution and marketing of the Product and Finished Device. The Parties will cooperate fully to execute assignments and other documents, and furnish evidence, as may be necessary and appropriate, to effectuate the other’s rights to respective Improvements.

d.	Limited License to Buyer’s Technology. Solely for the purposes of carrying out its obligations under this Agreement, Buyer grants to Seller a limited, revocable, non-exclusive license to use Buyer’s respective Intellectual Property.

e.	Seller Proprietary Methods, Processes and Know-How. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may utilize its proprietary methods, processes and know-how during the Manufacturing Activities contemplated hereunder and that the ownership of any such proprietary methods, processes and know-how are and will remain solely with Seller. Buyer shall have the non-exclusive right and license to such proprietary methods, processes and know how for use in the manufacture, sale, marketing and distrubtion of the Product and Finished Device. Unless expressly provided herein, no other rights or licenses in any Intellectual Property shall be provided or conferred from one Party to another.

7.	ORDER OF PRECEDENCE

All exhibits attached hereto form an integral part of this Agreement (the “Exhibits”). The provisions of each Exhibit shall be incorporated by reference into and be deemed to be a part of this Agreement. If any conflict exists between the provisions of this Agreement and the following documents, or among the provisions of the Exhibits themselves, the order of precedence shall be as follows:

i.	This Agreement

ii.	Exhibit A – the Statements of Work or SOWs

iii.	Exhibit B – the Nondisclosure Agreement

iv.	Exhibit C – the Proposal(s)

v.	Exhibit D – Specifications

vi.	Exhibit E – Forecast [as updated pursuant to Section 3(a)]

vii.	Exhibit F – Buyer Furnished Materials (as applicable)

8.	TERM AND TERMINATION

a.

Term. Unless terminated earlier in accordance with the provisions set forth below in this Section 8, the initial term of this Agreement shall be for a period of Eight (8) years commencing from the Effective Date. After the initial term, this Agreement will automatically renew on its yearly anniversary for successive one (1) year increments unless either Party provides the other Party notice of its intent not to renew at the end of the then current renewal term. In the case Buyer does not wish to renew the Agreement, they must provide Seller with at least 90 days advance notice. In the case Seller does not wish to renew, they must follow the same procedure as the termination for convenience procedure outlined in Section 8b, below. Notwithstanding the expiration or termination of this Agreement or a SOW, this Agreement shall remain in effect solely with respect to any on-going SOWs that are still operative until those SOWs terminate or expire.

b.	Termination. This Agreement and/or any SOW may be terminated early by: (i) mutual agreement of the Parties hereto; (ii) either Party upon the other’s Material Breach; provided, the non-breaching Party has given written notice of such perceived breach and the breaching Party has failed to cure such breach within thirty (30) days of receipt of such notice; (iii) by Buyer on sixty (60) days written notice in the event product development is halted or discontinued due to technical or regulatory issues; (iv) by Buyer for convenience with ninety days (90) written notice; (v) by Seller for convenience following commercial launch of the Product and/or Finished Device on twenty four (24) months’ written notice. Upon such termination by Seller pursuant to this Section 8(b)(v), Seller shall continue to perform Manufacturing Activities and manufacture Product and/or Finished Devices for Buyer pursuant to Section 9(d), below, and assist Buyer in transferring the Manufacturing Activities to an alternate supplier, according to an agreed Technology Transfer Plan as provided below.

c.	Technology Transfer Plan. Within ninety (90) days after entering into a SOW, the Parties shall cooperate to devise and agree upon a technology transfer plan (the “Transfer Plan”), which may be updated from time to time by mutual written agreement of the Parties. Seller shall provide Buyer with the necessary manufacturing transfer assistance, as further detailed below, for a period of six (6) months. The Transfer Plan shall specify the obligations of each Party, with respect to the transfer of the necessary manufacturing know-how, Buyer-owned tooling and automation equipment, fixtures and components, and Buyer’s property, excluding Seller’s own capital equipment, to an alternate manufacturing site designated by Buyer. The Parties shall mutually agree upon and document the reasonable costs of the activities under the Transfer Plan, including those costs for technical, managerial, administrative and engineering services provided by Seller. The aforementioned transfer services will be provided by Seller at the rate at which Seller charges its other customers. For the avoidance of doubt, if Seller is able to fully transfer all manufacturing activities to Buyer’s alternate supplier prior to the end of the twenty four (24) month termination notice period, as referenced in Section 8(b), above, this Agreement shall automatically terminate upon such transfer.

d.	Outstanding Purchase Orders. Notwithstanding the foregoing, in the event (i) this Agreement is terminated for convenience by Seller, and (ii) provided Buyer is and remains current in its payment obligations, Seller shall honor all outstanding Purchase Orders as of the date of termination and Buyer shall have the right to make a last-time-buy of Product or Finished Devices.

e.	Termination of SOWs. With respect to any SOW being terminated, Buyer’s obligation and liability to Seller shall be payment for: (i) all Manufacturing Activities within the scope of that SOW which were performed up to the effective date of termination, including any expenses for Long Lead Materials and NCNR materials; (ii) any approved out-of-pocket expenses up to and including the effective date of termination; and (iii) all services requested by Buyer following notice of termination.

f.	Effect of Termination. Termination or expiration of this Agreement and/or any SOW shall not relieve a Party its obligation incurred prior to the termination or expiration date. The terms, conditions, rights and obligations of this Agreement that are intended by their natural meaning to survive the expiration or termination of this Agreement or any SOW shall do so.

9.	FORCE MAJEURE

Neither Seller nor Buyer shall be liable for a failure to perform under this Agreement on account of incidents of force majeure, including but not limited to strikes, lockouts, fires, floods, other casualties, explosions, acts of God, material procurement problems that could not have been reasonably avoided, governmental actions, state of war or other similar causes beyond the reasonable control of Seller or Buyer; provided, that the Parties shall resume performance as rapidly as possible after the force majeure incident ceases, and each Party’s obligations to perform under this Agreement shall be suspended only for the reasonable duration of the force majeure incident. Seller shall not be liable to Buyer for delay or failure to perform that is attributable to Buyer’s delay or inability to provide BFMs, secure regulatory approvals, and/or Buyer’s failure to perform its other obligations and responsibilities.

10.	INDEPENDENT CONTRACTOR

Seller and Buyer are independent contractors. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other for any purpose whatsoever. Neither Party shall have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other.

11.	RESPONSIBILITIES

a.	Manufacturing Activities. With respect to the Manufacturing Activities performed hereunder, Seller shall, as applicable, manufacture, supply or assemble the Products or Finished Devices initiated and developed by Buyer in accordance with the Specifications agreed to by Seller and Buyer. Seller will exercise best efforts in the fulfillment of its obligations hereunder and its performance will be in accordance with the regular practices of the injection molded plastics industry and medical device contract manufacturing and the terms and conditions contained herein.

b.

Limited Role. Seller’s role is limited to that of a contract manufacturer and it does not, and has not, engaged in the initiation or the development of any product, the component parts of any product, a finished device, and/or the related designs and specifications. Accordingly, Buyer shall be responsible for design defects and compliance with the requirements of medical or combination device manufactures or sellers as set forth in the Federal Food, Drug and Cosmetic Act; comparable foreign regulatory agencies; and/or any other federal, state, or local agencies, except to the extent that the aforementioned laws and regulations expressly designate a responsibility to a contract manufacturer. Seller, its employees and contractors may rely upon written instructions and information provided by Buyer, or any person designated by Buyer, and Seller, its employees, agents and contractors shall not incur any liability for such reliance for the actions they take in reliance upon the instructions and information provided by Buyer, its employees, agents and contractors. Seller shall provide such reasonable assistance as requested by Buyer in connection with Buyer’s compliance with its obligations under this Section 11(b).

c.	Customer Complaints; Recall. The Parties shall cooperate in the investigation of any customer complaint related to the use of the Product or Finished Device. In addition, each of the Parties shall notify the other promptly if any batch or lot of the Product or Finished Device is the subject of a recall, market withdrawal or correction, and the Parties shall cooperate in the handling and disposition of such recalled, withdrawn or corrected Product or Finished Devices. To the extent that a recall, market withdrawal or correction relates to Seller’s failure to deliver the Product or Finished Device in accordance with the Specifications, and to the extent that such recall, market withdrawal or correction occurs within the applicable warranty period, Seller shall, in addition to the remedies provided below in Section 12, reimburse Buyer for the direct and verifiable costs for the inspection, testing, sorting, quarantine, shipping and re-installation of the recalled, withdrawn or corrected Product or Finished Device; provided that except in cases of gross negligence or intentional misconduct, Seller’s liability shall not exceed ten percent (10%) of the total amount paid to Seller by Buyer for all Products or Finished Devices purchased by Buyer in the preceding one (1) year period ending on the date that such Product or Finished Device was recalled, withdrawn or corrected.

d.	Exceptions. To the extent that a recall, market withdrawal or correction is attributable to the acts or omissions of an entity that supplied Seller one or more BFMs, such recall, market withdrawal, or correction shall not be deemed Seller’s failure to conform to the Specifications or an act or omission of Seller, unless such recall, market withdrawal, or correction is predominately attributable to Seller’s gross negligence or willful misconduct or Seller’s Material Breach of the “Quality Requirements” set forth inthe Quality Agreement .

12.	LIMITED WARRANTY

a.	Limited Product Warranty: Upon delivery and for a period of twenty four (24) months from the time of delivery, Seller warrants that the Products shall be manufactured in accordance with the Specifications and be free from defects in materials and workmanship. In the event that a Product fails to comply with this limited product warranty, Seller shall either: repair, replace, or refund the Purchase Price (including transportation cost) of the non-conforming Product returned to Seller.

b.	Limited Finished Device Warranty: If applicable, for a period of r (24) months from the time of delivery, Seller warrants that the Finished Devices shall be assembled in accordance with the Specifications and be free from defects in materials and workmanship. In the event that a Finished Device fails to comply with this limited finished device warranty, Seller shall either: repair, replace, or refund the Purchase Price (including transportation cost) of the non-conforming Finished Device returned to Seller. Notwithstanding anything to the contrary, the foregoing limited finished device warranty and remedy shall not apply to any defects and/or nonconformities associated in any BFMs; except to the extent that Seller failed to discover such defects and/or nonconformities and was in material violation of the the Quality Agreement.

c.	THE FOREGOING LIMITED WARRANTIES AND ASSOCIATED REMEDIES ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED HEREUNDER. SELLER MAKES NO OTHER GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES ON DESIGN, PERFORMANCE, NON-INFRINGEMENT, AND/OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.	INFRINGEMENT

a.	In the event Buyer is enjoined for using or reselling Product or Finished Devices delivered under this Agreement due to claims that Seller’s methods or processes infringe the intellectual property rights of a third party, Seller shall remedy such claims by either: (i) re-manufacturing the Product or Finished Device such that it no longer infringes, (ii) procuring a license enabling Buyer to continue to use and resell the Product or Finished Device, or (iii) if neither of the foregoing is economically feasible, refunding the Price of the infringing Product or Finished Device returned to Seller.

b.	THE FOREGOING REMEDY IS THE SOLE AND EXCLUSIVE REMEDY IN THE EVENT SELLER’S METHODS OR PROCESSES INFRINGE A THIRD PARTY’S INTELLECTUAL PROPERTY. SELLER HAS NO RESPONSIBILITY OR OBLIGATION OF ANY KIND TO REMEDY CLAIMS THAT THE PRODUCT’S OR FINISHED DEVICE’S DESIGN OR SPECIFICATIONS INFRINGE A THIRD PARTY’S INTELLECTUAL PROPERTY.

14.	SELLER’S INDEMNIFICATION OF BUYER

Seller agrees to defend, indemnify and hold harmless, at its own cost, Buyer and its Affiliates and their respective employees, directors, officers, agents and permitted assigns (“Buyer Indemnitees”) against Losses that result from third party personal injury Claims, whether actual or threatened, arising from: Seller’s (i) Failure of Seller or its employees, agents or subcontrators to perform the Manufacturing Activities in accordance with this Agreement or any Statement of Work (ii) failure to manufacture Product in conformance with Specifications; (iii) Seller’s failure to assemble the Finished Device in conformance with the Specifications and/or (iv) Seller’s gross negligence or willful misconduct.

15.	BUYER’S INDEMNIFICATION OF SELLER

Subject to: (i) Seller’s warranty obligations in Section 12; (ii) Seller’s infringement obligations in Section 13; and (iii) Seller’s indemnification obligations in Section 14; Buyer will defend, indemnify and hold harmless, at its own cost, Seller and its Affiliates and their respective employees, directors, officers, agents and permitted assigns from and against any and all other Losses incurred in connection with any third party Claim, whether actual or threatened, regardless of cause including but not limited to: (i) defects in the design; claims that Product or Finished Device infringes a third party’s intellectual property; (ii) omissions by Buyer in inspecting, marketing, or distributing Buyer’s final products; and/or (iii) Buyer’s negligence or willful misconduct.

16.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS REQUIRED TO BE INDEMNIFIED PURSUANT TO EITHER SECTION 14 OR 15, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND REGARDLESS OF HAVING BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANY TERM OR CONDITION IN THIS AGREEMENT TO THE CONTRARY, SAVE FOR DAMAGES ARISING OUT OF A SELLER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ITS INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, SELLER’S MAXIMUM LIABILITY HEREUNDER SHALL BE LIMITED TO THE LESSER OF: (A) THE DOLLAR VALUE OF THE PRODUCTS OR FINISHED DEVICES ACTUALLY DELIVERED IN THE PRECEEDING TWELVE MONTHS; OR (B) TWO MILLION ($2,000,000.00) DOLLARS.

17.	INSURANCE

During the Term of this Agreement and at all times that Seller performs Manufacturing Activities hereunder, Seller shall maintain in full force and effect, at its own expense, insurance coverage in the forms and amounts set forth below:

a.	Worker’s Compensation and Employers Liability Insurance. Worker’s compensation insurance as required by law or regulation. Additional employer’s liability insurance in amounts not less than $1,000,000 per accident for bodily injury and $1,000,000 per incident by disease.

b.	Commercial General Liability. Commercial General Liability insurance with minimum combined single limits for bodily injury and property damage of $5,000,000 per occurrence and $10,000,000 aggregate. The Commercial General Liability coverage shall also include products and completed operations liability with an aggregate limit of $10,000,000.

For the avoidance of doubt, the limits provided in Section 17 (a) and (b) above may be ascertained by Seller’s umbrella and/or excess insurance coverage policies.

18.	DISPUTE RESOLUTION

The Parties recognize that disputes, controversies, causes of action, or claims relating to the provisions or performance of this Agreement may arise from time to time during the Term of this Agreement or thereafter (hereinafter “Dispute(s)”. Within sixty (60) days of learning or becoming aware of a Dispute or potential Dispute, the Party shall provide the other Party’s authorized representatives with written notice of the Disputes. The Parties shall then attempt to resolve any such Disputes through good faith negotiations. If mutually agreeable resolutions are not negotiated within ninety (90) days, the Parties agree that any remaining Disputes may, upon mutual agreement of the Parties, be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and its Supplementary Procedures for International Commercial Arbitration, then in effect, as modified or supplemented by this Section 18. If binding arbitration is agreed upon by the Parties, the following shall apply:

a.	Venue. The arbitration venue will be in the State of New York, United States of America, unless otherwise agreed upon by the Parties. The arbitration shall be conducted in the English language. The arbitration will be conducted before a panel of three (3) arbitrators. Each arbitrator will be an individual with substantial commercial transactional experience of at least fifteen (15) years in a corporate or judicial legal setting. The arbitration panel will be selected as follows: the Parties will request a list of ten (10) arbitrators drawn from the AAA’s panel of commercial arbitrators. From this list, both Parties will each choose one arbitrator. After they have been notified of their panel selection, the two (2) arbitrators will agree on a third arbitrator from the list of ten (10), who will be the chair of the panel, and the panel will be final.

b.	Decision. The decision of the majority of the arbitrators will be the panel’s decision. The arbitrators will not have the authority to add, change, or disregard any term of this Agreement. The arbitrators shall have the authority to enforce any terms agreed upon by the Parties or otherwise required to be adhered to pursuant to this section of the Agreement. The arbitrators’ decision will be in writing and binding on the Parties, and judgment on the arbitration award may be entered by a court of competent jurisdiction.

c.	Injunctive Relief. Nothing within this provision shall prevent the Parties from seeking a court order for injunctive relief, if necessary, so as to stop or prevent the misuse or misappropriation of its Confidential Information, including but not limited to its Intellectual Property and trade secrets.

19.	MISCELLANEOUS

a.	Notice. Any notice or other communication in connection with this Agreement shall be in writing, in person, by Federal Express or similar courier service, by fax to a Party’s current fax number or, if within the United States, by certified U.S. Mail. Such notices shall be deemed to be given (i) if in person, or by national courier service, when received by a Party, (ii) if by certified U.S. Mail, return receipt requested, four (4) days after posting properly addressed and postage prepaid, or (iii) upon fax transmission, provided that the sender retains electronically dated documentary proof of successful transmission (if the fax transmission is not made on a regular business day or is made after 5 p.m. it shall be effective on the next business day). Any notice shall be addressed as follows:

If to Buyer:	Dance Biopharm Inc.
Attn: Greg Zante, CFO
2 Mint Plaza #804
San Francisco, CA 94103
Email: gzante@dancepharma.com

If to Seller:	Phillips Plastics Corporation
Attn: Contracts Coordinator
1201 Hanley Road
Hudson, WI 54016
Email: ContractCoordinator@phillipsmedisize.com

b.	No Legal Impediment. Each Party represents to the other that it has the necessary corporate authorization to enter into and perform this Agreement and that it is under no legal impediment that would prevent their signing this Agreement or performing the same. Performance of Manufacturing Activities. Seller shall perform the Manufacturing Activities in accordance with all applicable laws.

c.	cGMP. The manufacture of Product and/or Finished Devices shall be performed in accordance with cGMP and will meet the Specifications at the date of delivery.

d.	No Debarment. Seller represents and warrants to Buyer that that neither it nor any of its employees is: (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (c) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (d) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Seller shall notify Buyer immediately if any of the foregoing is not true for any reason at any time. Seller represents and warrants that it shall not hire or retain as an officer or employee any Person who has been convicted of a misdemeanor or felony under the laws of the United States relating to the regulation of any drug product by the United States Food, Drug, and Cosmetic Act or relating to the regulation of any federal healthcare program by the U.S. Department of Health and Human Services. If at any time a representation and warranty in this Section 11.1.5 is no longer accurate, Seller shall immediately notify Buyer of such fact.

e.	Regulatory Filings. Seller will supply documentation as requested by Buyer to support a regulatory filing for the Product and/or Finished Device or any changes to any filings.

f.	Public Announcement. Except as may be required by applicable law, neither Party shall issue any press release or external announcement without the other’s prior written consent which consent shall not be unreasonably withheld.

g.	Non-Solicit. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall, on its own account or that of a third party, solicit, or recruit, either directly or indirectly, any employee of the other for employment or any other services.

h.	Severability. In case any provision (or portion thereof) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal or unenforceable provision would result in a failure of consideration hereunder, such invalidity, illegality or unenforceability shall not affect the remaining provisions and the remaining provisions shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The captions and headings used in this Agreement are for reference only and shall not be construed in any way as terms or used to interpret the provisions of this Agreement.

i.	Domestic shipments shall be delivered F.O.B. Seller’s facility, loaded on the truck of the carrier designated by Buyer. International shipments shall be delivered Ex Works (Incoterms 2010) Seller’s facility, loaded on the carrier designated by Buyer. Title and risk of loss shall pass to Buyer upon deliver by Seller to the carrier designated by Buyer.

j.	Assignment. This Agreement shall not be assigned in whole or in part by either Party without the written consent of the other which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a Party may assign this Agreement to a purchaser of all or substantially all of that Party’s business to which this Agreement pertains without the prior consent of the other Party.

k.	Entire Agreement. This Agreement, and the Exhibits hereto constitute and contain the entire understanding and agreement between the Parties with respect to the subject matter hereof.

l.	Governing Law. This Agreement shall be construed in accordance with the laws of New York, without regard to its choice of law rules. The jurisdiction and venue shall be the state and federal courts located in the State of New York.

m.	Amendment. This Agreement may be modified only by a written document signed by an authorized representative of each Party and which refers to this Agreement.

n.	Other Products. Each Party may be currently or in the future be developing information internally or receiving information in confidence from other parties that may be similar or competitive to the information received from the other Party herein. Accordingly, nothing in this Agreement shall be construed as a representation or inference that subject to each party’s confidentiality obligations, either Party will not develop information, products or processes, for itself or others, that either relate to or compete with the products or processes contemplated by the other Party hereto.

o.	Interpretation. Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

p.	Waiver. No waiver of the provisions or requirements of this Agreement shall be deemed, or shall constitute, a waiver of any subsequent breach, whether or not similar, nor shall any waiver constitute a continuing waiver.

q.	Counterparts. A PDF or other reproduction of this Agreement may be executed by the Parties and shall be considered valid, binding and effective for all purposes. This Agreement may be signed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives effective as of the Effective Date.

Dance Biopharm Inc.		Phillips Plastics Corporation

By:	/s/ Samantha Miller	By:	/s/ Gary Willenbrecht

Title:	Chief Business Officer	Title:	CFO

Date:	10 Nov 2013	Date:	11/25/2013

Exhibit A

Statement of Work Template

Exhibit A-# Statement of Work No. 00#

Project Name and Scope of Statement of Work.

This Statement of Work is entered into and subject to the terms and conditions of the Manufacturing Agreement by and between Dance Biopharm Inc. (“Buyer”) and Phillips Plastics Corporation (“Seller”) as of             , 2013 (the “Agreement”). Together, this Statement of Work and the Agreement and all applicable exhibits and amendments thereto constitute the terms and conditions under which Seller will perform the work set forth below.

I.	Description of Manufacturing Activities:

II.	Materials and Instruction to be Provided by Buyer:

III.	Period of Performance:

Start Date:

Anticipated Completion Date:

IV.	Deliverables:

V.	Designated Buyer Representative:

Name:

Phone:

Email:

VI.	Designated Seller Representative:

Name:

Phone:

Email:

VII.	Price, Costs and Payment:

(as applicable)

VIII.	Miscellaneous:

IX.	Attachments:

(if any)

Exhibit B

Nondisclosure Agreement

TRIPARTITE CONFIDENTIAL DISCLOSURE AGREEMENT

THIS AGREEMENT, made effective as of 1st day of April, 2013 (the “Effective Date”) by and between

(1)	Aerogen Limited, a private company registered in Ireland with its principal place of business at IDA Business Park, Dangan, Galway, Ireland (“Aerogen”),

(2)	Dance Biopharm Inc., a Delaware corporation with its principal place of business at 2 Mint Plaza, Suite 804, San Francisco, CA 94103, USA (“Dance”), and

(3)	Phillips Plastics Corporation, with its principal place of business at 1201 Hanley Road, Hudson, WI 54016 USA (“Phillips”);

is to ensure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available to each party in connection with discussions and negotiation of a potential business relationship between the parties hereto, encompassing the supply of proprietary components by Aerogen to Phillips to enable the manufacture, assembly and supply of Dance’s inhaled insulin delivery device by Phillips for Dance (the “Purpose”). Aerogen, Dance and Phillips may be referred to herein individually as a “Party” and jointly or collectively as the “Parties”.

WHEREAS, the Parties desire to ensure the confidential status of the information which may be disclosed to each other and agree it is in their mutual best interest to do so;

NOW THEREFORE, in reliance upon and in consideration of the following undertakings, the Parties agree as follows:

1

Subject to the limitations set forth in Paragraph 2, “Confidential Information” shall include all information furnished by or on behalf of one Party, its Affiliates, or any of its or their respective officers, directors, employees, agents, accountants, attorneys, consultants or other professional advisors (collectively “Representatives”) to each of the other Parties, their Affiliates, or any of their respective Representatives, whether furnished on or after the Effective Date and furnished in any form. Confidential Information includes but is not limited to information in written, verbal, visual, electronic or any other media, and information acquired by observation or otherwise during any site visit at the other Party’s facility. In particular, Confidential Information may include without limitation all proprietary technologies, know-how, trade secrets and any other intellectual property (whether or not patented), financial information, any process, technique, algorithm, program, design, drawing, formula or data relating to any research project, information relating to work in process, future developments, business developments, strategies, analyses or plans (including clinical, marketing and business plans), information relating to engineering, manufacturing, marketing or servicing matters, personnel matters relating to the disclosing Party, and information relating to products, product development plans, sales, suppliers, customers, investors or employees of the disclosing Party. Confidential Information also includes the existence of this Agreement and its terms and the fact that each Party is evaluating the other Parties’ Confidential Information, and may include information regarding intellectual properties and third party confidential or proprietary information.

2	The term “Confidential Information” shall not be deemed to include that portion of information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of a receiving Party, generally known or available; (b) is known by a receiving Party at the time of receiving such information from the disclosing Party as evidenced by the receiving Party’s records prepared or kept prior to the disclosure and in this instance the receiving Party shall be obliged to inform the other Parties of their prior knowledge within ten days of receipt of the information; (c) is hereafter furnished to a receiving Party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by a receiving Party without any breach of this Agreement as evidenced by the receiving Party’s records; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of a receiving Party unless the combination itself and principle of operation are published or available to the general public or are in the rightful possession of the receiving Party.

3

Each Party shall maintain in confidence and not distribute, disseminate, transfer, disclose or otherwise make available to any third party, (excluding the other Party to this Agreement and any Affiliate or Representative of a receiving Party that is bound by the confidentiality terms substantially similar to those of this Agreement), or use for any unauthorized purpose, any Confidential Information received from another Party, without the prior written consent of that disclosing Party. For the purposes hereof, an “Affiliate” of a Party is an entity that controls, is controlled by or shares common control with such Party. Each Party may use such Confidential Information and disclose Confidential information to the other Party only to the limited extent required to accomplish the Purpose. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. No rights or licenses, including without limitation to trademarks, inventions, copyrights, patents or any other intellectual properties, are implied or granted to a Party, whether by implication, estoppel or otherwise, under this Agreement. A Party may not use Confidential Information received from another Party to this Agreement in applying for patents or securing other intellectual property rights. Further, if any Party provides materials or samples as part of its Confidential Information, the other Parties may not use, copy, distribute, reverse engineer, sell, lease, license or otherwise transfer, modify, adapt or create derivatives of such Confidential Information.

4	Confidential Information supplied shall not be reproduced in any form except as required to accomplish the Purpose.

5	The Parties shall use their reasonable good faith efforts to protect the Confidential Information received with at least the same degree of care used to protect their own Confidential Information (but in no event less than a reasonable degree of care) from unauthorized use or disclosure. Each Party shall advise its Representatives who might have access to such Confidential Information of the confidential nature thereof, and such Representatives are or will be bound by obligations of confidentiality and non-use no less restrictive than those set forth in this Agreement. No Confidential Information shall be disclosed to any Representative of any Party who does not have a need for such information for the Purpose hereof.

6	All Confidential Information, including all copies and derivations thereof, shall be and remain the sole and exclusive property of the disclosing Party and subject to the restrictions provided for herein, and shall be, at the option of the disclosing Party, either destroyed or returned to the disclosing Party after the receiving Parties’ need for it has expired, or upon request of the disclosing Party, and in any event, upon completion or termination of this Agreement, provided that the receiving Parties may retain one (1) copy of the disclosing Party’s Confidential Information in their legal files in order to monitor their continuing obligations hereunder.

7	Notwithstanding any other provision of the Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is required by law, court, or a governmental agency. With respect to required disclosure of Confidential Information under this Section 7 the Party disclosing such Confidential Information will give the Party who owns or controls such Confidential Information prompt written notice of such requirement to provide the owner Party an opportunity to contest or oppose such requirement.

8	This Agreement shall continue in full force and effect for a period of three (3) years from the Effective Date but may be terminated at any time upon thirty (30) days written notice by any Party to the other Parties. The termination or expiration of this Agreement shall not relieve any Party of the obligations imposed by Paragraphs 3, 4, 5, 6, 7, 8, 9, 11 and 14 of this Agreement with respect to Confidential Information disclosed prior to the effective date of such termination or expiration. The provisions of these Paragraphs shall survive the termination or expiration of this Agreement for a period of five (5) years; provided, the obligations of confidentiality and non-use surrounding any trade secrets, patents or copyrights shall endure in accordance with applicable law.

9	This Agreement shall be governed by the laws of England and Wales, without regard to its or any other jurisdiction’s conflict of laws rules. Unless the Parties agree otherwise in writing subsequent to the Effective Date, all disputes, controversies or disagreements which may arise between the Parties, in relation to or in connection with this Agreement, shall be finally settled by the competent courts of England.

10	This Agreement contains the final, complete and exclusive agreement of the Parties relative to the Purpose hereof and supersedes all prior agreements and negotiations thereon, written and oral, and may not be changed, modified, amended or supplemented except by a written instrument signed by all three Parties.

11	Each Party hereby acknowledges and agrees that in the event of any breach of this Agreement by another Party, including, without limitation, the actual or threatened disclosure of a disclosing Party’s Confidential Information without the prior express written consent of the disclosing Party, the disclosing Party may suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each Party hereby agrees that the other Parties shall be entitled to seek specific performance of a receiving Party’s obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction, without necessity of posting a bond.

12	Each Party represents and warrants that they are under no obligation to any third party that would interfere with its ability to disclose or receive the details of its Confidential Information to the other Party, and that each Party has the right to disclose any Confidential Information disclosed hereunder. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ITS CONFIDENTIAL INFORMATION. ACCORDINGLY, THE CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” AND WITHOUT ANY OTHER WARRANTY WHATSOEVER INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

13	The waiver by a Party of a default or a breach of any provision of this Agreement by another Party shall not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by a Party with knowledge of the existence of a default or breach shall not operate or be construed to operate as a waiver of any default or breach.

14	This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by a Party, without the written consent of the other Parties, except that a Party may assign this Agreement or any of its rights or obligations hereunder to (a) an Affiliate, or (b) a third Party that becomes its successor in interest by way of a merger, acquisition or sale of all or substantially all of its assets or business. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.

15	This Agreement may be executed in separate counterparts, by facsimile or in Portable Document Format transmitted between Parties by electronic mail, each of which when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Tripartite Confidential Disclosure Agreement as of the Effective Date.

AEROGEN LIMITED	DANCE BIOPHARM INC.	PHILLIPS PLASTICS CORPORATION

/s/ Colin Telfer	/s/ Samantha Miller	/s/ Gary Willendrecho
(Signature)	(Signature)	(Signature)

Colin Telfer	Samantha Miller	Gary Willendrecho
(Print Name)	(Print Name)	(Print Name)

	CBO	CFO
(Title)

2nd April 2013	3-23-13	3/25/2013
(Date)	(Date)	(Date)

Exhibit C-1

Proposal(s)

[*] [Note: Approximately nine (9) pages of this Exhibit C-1 for which confidential treatment has been requested have been omitted and filed separately with the Securities and Exchange Commission.]

Exhibit C-2

Proposal(s)

[*] [Note: Approximately seven (7) pages of this Exhibit C-2 for which confidential treatment has been requested have been omitted and filed separately with the Securities and Exchange Commission.]